Pepper Hamilton LLP

Attorneys at Law

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA  19103-2799

215.981.4000

Fax 215.981.4750

March 15, 2019

Board of Trustees

Wells Fargo Funds Trust

525 Market Street

San Francisco, California 94105

Board of Trustees

Wells Fargo Funds Trust

525 Market Street

San Francisco, California 94105

Re:      Agreement and Plan of Reorganization (“Agreement”), dated December 14, 2018, by and between the Wells Fargo Funds Trust, a Delaware statutory trust (the “Acquiring Trust”), on behalf of Wells Fargo Municipal Bond Fund (the “Acquiring Fund”), and Wells Fargo Funds Trust, a Delaware statutory trust (the “Acquired Trust”), on behalf of Wells Fargo Colorado Tax-Free Fund (the “Acquired Fund”)

Ladies and Gentlemen:

            You have requested our opinion concerning certain federal income tax consequences of the reorganization of the Acquired Fund pursuant to which: (i) the transfer of all of the assets, property and goodwill of the Acquired Fund in exchange for Class A shares, Class C shares, Administrator Class shares or Institutional Class shares as applicable (collectively, “Acquiring Fund Shares”), which are voting securities, of the Acquiring Fund and share class; (ii) the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund; and (iii) the distribution of Acquiring Fund Shares to the holders of Class A shares, Class C shares, Administrator Class shares or Institutional Class shares of the Acquired Fund, which are voting securities, and the complete liquidation of the Acquired Fund, all upon the terms and conditions set forth in the Agreement (such transaction, the “Reorganization”).

            In rendering our opinion, we have reviewed and relied upon, with your permission (without any independent investigation or review thereof other than such investigation and review as we have deemed necessary to comply with our professional obligations under IRS Circular 230 or otherwise), upon the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (the “Documents”):  (i) a copy of the executed Agreement, dated as of December 14, 2018; (ii) the combined prospectus/proxy statement (the “Proxy/Prospectus”) provided to shareholders of the Acquired Fund in connection with a Special Meeting of Shareholders of the Acquired Fund held on February 19, 2019; (iii) certain representations concerning the Reorganization made to us by Acquired Trust, on behalf of the Acquired Fund, and Acquiring Trust, on behalf of the Acquiring Fund, in letters dated March 15, 2019, (the “Representation Letters”); (iv) all other documents, financial and other reports and corporate minutes we deemed relevant or appropriate; and (v) such statutes, regulations, rulings and decisions as we deemed material in rendering this opinion.  Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Agreement.

            For purposes of this opinion, we have assumed, with your permission and without independent investigation (other than such investigation as we have deemed necessary to comply with our professional obligations under IRS Circular 230 or otherwise), (i) that the Reorganization will be consummated in the manner contemplated by the Proxy/Prospectus and in accordance with the provisions of the Agreement without the waiver of any conditions to any party’s obligation to effect the Reorganization, (ii) that original documents (including signatures) are authentic, (iii) that documents submitted to us as copies conform to the original documents, (iv) that there has been (or will be by the date of the Reorganization) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents, (v) the accuracy of statements and representations contained in the Documents, (vi) that covenants and warranties set forth in the Documents will be complied with and (vii) that the Reorganization will be effective under applicable law.

            Furthermore, we have assumed, with your permission and without independent investigation (other than such investigation as we have deemed necessary to comply with our professional obligations under IRS Circular 230 or otherwise), that, as to all matters in which a person or entity making a representation has represented that such person or entity or a related party is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement to take action, there is in fact no plan, intention, understanding or agreement and such action will not be taken, and we have further assumed that any statement made “to the knowledge of” or otherwise similarly qualified is correct without such qualification.

            For purposes of this opinion, we have assumed that the Acquired Fund, on the Closing Date of the Reorganization, satisfies, and immediately following the Closing Date of the Reorganization, the Acquiring Fund will continue to satisfy, the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as regulated investment companies.

            Subject to the foregoing and any other assumptions, limitations and qualifications specified herein, and based upon the statements in the Representation Letters for the Acquired Fund and the Acquiring Fund, it is our opinion, with respect to the Reorganization, that for federal income tax purposes:

The acquisition by the Acquiring Fund of all of the assets of the Acquired Fund in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund, followed by the distribution by the Acquired Fund to its shareholders of the Acquiring Fund Shares in complete liquidation of the Acquired Fund, will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code, and the Acquired Fund and the Acquiring Fund each will be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

No gain or loss will be recognized by the Acquired Fund upon the transfer of all of its assets to, and assumption of all of its liabilities by, the Acquiring Fund in exchange solely for Acquiring Fund Shares pursuant to Section 361(a) and Section 357(a) of the Code.

No gain or loss will be recognized by the Acquiring Fund upon the receipt by it of all of the assets of the Acquired Fund in exchange solely for the assumption of all of the liabilities of the Acquired Fund and issuance of the Acquiring Fund Shares pursuant to Section 1032(a) of the Code.

No gain or loss will be recognized by the Acquired Fund upon the distribution of the Acquiring Fund Shares by the Acquired Fund to its shareholders in complete liquidation (in pursuance of the Agreement) pursuant to Section 361(c)(1) of the Code.

The tax basis of the assets of the Acquired Fund received by the Acquiring Fund will be the same as the tax basis of such assets to the Acquired Fund immediately prior to the transfer pursuant to Section 362(b) of the Code.

The holding periods of the assets of the Acquired Fund in the hands of the Acquiring Fund will include the periods during which such assets were held by the Acquired Fund pursuant to Section 1223(2) of the Code.

No gain or loss will be recognized by the shareholders of the Acquired Fund upon the exchange of all of their Acquired Fund Shares for the Acquiring Fund Shares pursuant to Section 354(a) of the Code.

The aggregate tax basis of the Acquiring Fund Shares to be received by each shareholder of the Acquired Fund will be the same as the aggregate tax basis of Acquired Fund Shares exchanged therefor pursuant to Section 358(a)(1) of the Code.

The holding period of Acquiring Fund Shares received by a shareholder of the Acquired Fund will include the holding period of the Acquired Fund Shares exchanged therefor, provided that the shareholder held Acquired Fund Shares as a capital asset on the Closing Date of the Reorganization pursuant to Section 1223(1) of the Code.

For purposes of Section 381 of the Code, the Acquiring Fund will succeed to and take into account as of the date of the transfer, as defined in Section 1.381(b)-1(b) of the income tax regulations issued by the United States Department of the Treasury (the “Income Tax Regulations”), the items of the Acquired Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Income Tax Regulations thereunder.

            This opinion is limited to the issues set forth above and does not address any other tax issues, including without limitation, the following:  (1) the effect of the Reorganization on (i) the Acquired Fund and the Acquiring Funds (together, the “Funds”) (x) with respect to any asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting, (y) with respect to any stock held of a passive foreign investment company as defined in Section 1297(a) of the Code, or (z) any limitations on the use or availability of capital losses, net operating losses, unrealized gain or loss or other losses under the Code, or (ii) any Acquired Fund Shareholder that is required to recognize unrealized gains and losses for federal income tax purposes under a mark-to-market system of accounting and (2) any other federal, state, local or foreign tax issues of any kind.

            This opinion is based upon the Code, regulations promulgated thereunder, administrative pronouncements and judicial authority, all as in effect as of the date hereof.  It represents our best legal judgment as to the matters addressed herein but is not binding on the Internal Revenue Service or the courts.  Accordingly, no assurance can be given that the Internal Revenue Service would agree with the opinion expressed herein or, if contested, the opinion would be sustained by a court.  Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect.  No assurances can be given as to the effect of any such changes or that such changes may not adversely affect the conclusion expressed in this opinion.  We undertake no responsibility to advise you of any new developments in the application or interpretation of relevant federal tax laws.  If any of the facts or assumptions pertinent to the U.S. federal income tax treatment of the Reorganization specified herein or any of the statements, covenants, representations or warranties contained in the Documents are, or later become, inaccurate, such inaccuracy may adversely affect the conclusions expressed in this opinion.  In addition, our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Reorganization or any other transactions.

            This opinion is being provided solely for the benefit of the Funds.  No other person or party shall be entitled to rely on this opinion.

            Our opinion is conditioned upon the performance by Acquired Trust, on behalf of the Acquired Fund, and Acquiring Trust, on behalf of the Acquiring Fund, of their undertakings in the Agreement and the Representation Letters. Our opinion is limited to the federal income tax consequences of the Reorganization set forth above, and we express no other opinion to any party as to the tax consequences, whether federal, state, local or foreign, with respect to (i) the Reorganization or any transaction related to or contemplated by such Reorganization (or incident thereto) or (ii) the effect, if any, of the Reorganization on any other transaction and/or the effect, if any, of any such other transaction on the Reorganization.

            We hereby consent to the use of this opinion as an exhibit to the Prospectus/Proxy Statement of the Acquiring Fund on Form N-14, and any amendments thereto, covering the registration of Acquiring Fund Shares under the Securities Act of 1933, as amended, to be issued in the Reorganization.

Very truly yours,

:/s/: Pepper Hamilton LLP